EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement filed on Form S-8 of Worthington Industries, Inc. and the Worthington Industries, Inc. Deferred Profit Sharing Plan of our report dated June 22, 2010, with respect to the financial statements and supplemental schedule of the Worthington Industries, Inc. Deferred Profit Sharing Plan as of and for the fiscal years ended December 31, 2009 and 2008, which report appears in the Annual Report on Form 11-K of the Worthington Industries, Inc. Deferred Profit Sharing Plan for the fiscal year ended December 31, 2009.

\s\ Meaden & Moore, Ltd

Cleveland, Ohio
July 28, 2010